Exhibit 4.2

Schlumberger Finance Canada Ltd.

1.400% Senior Notes due 2025

Irrevocably and Unconditionally Guaranteed by

Schlumberger Limited

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 18, 2020

The Bank of New York Mellon,

as Trustee, Registrar, Paying Agent

and Transfer Agent

First Supplemental Indenture (this “First Supplemental Indenture”) dated as of September 18, 2020 by and among Schlumberger Finance Canada Ltd., a corporation incorporated under the laws of the Province of Alberta, Canada (the “Company”), Schlumberger Limited (the “Guarantor”), and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent, and transfer agent.

RECITALS

A.    The Company, the Guarantor, and the Trustee, executed and delivered an Indenture, dated as of September 18, 2020 (the “Base Indenture”), to provide for the issuance by the Company from time to time of debentures, notes or other debt instruments evidencing its indebtedness. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is herein referred to as the “Indenture.”

B.    The Company has authorized the issuance of $500,000,000 principal amount of 1.400% Senior Notes due 2025 (the “Notes”).

C.    The Company and the Guarantor desire to enter into this First Supplemental Indenture pursuant to Section 9.1 of the Base Indenture to (i) establish the terms of the Notes and in accordance with Section 2.2 of the Base Indenture, (ii) establish the form of the Notes in accordance with Sections 2.2.13 and 2.3 of the Base Indenture and (iii) change certain provisions of the Base Indenture with respect to the Notes.

D.    All things necessary to make this First Supplemental Indenture a valid and legally binding agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

ARTICLE I

Section 1.1.    Additional Defined Terms.

As used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange at the relevant time.

“Certificated Note” means a definitive note in registered non-global certificated form.

“Global Note Legend” means the legend set forth in Section 1.4.1 hereof, which is required to be placed on all Global Notes issued under the Indenture.

“Global Notes” means, individually and collectively, each of the global notes, substantially in the form of Exhibit A hereto and that bears the Global Note Legend, issued in accordance with Sections 2.1 of the Base Indenture and 1.3 hereof.

“Indirect Participant” means any entity that, with respect to the Depositary, clears through or maintains a direct or indirect custodial relationship with a Participant.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes set forth in the Notes.

“Note Guarantee” means the Guarantee by the Guarantor of the Company’s obligations under the Indenture and the Notes, pursuant to the provisions of the Indenture.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Redemption Date” means, when used with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to the Indenture.

Section 1.2.    Terms of the Notes.

The following terms relate to the Notes:

(1)    The Notes shall constitute a separate Series of Securities under the Base Indenture having the title “1.400% Senior Notes due 2025.”

(2)    The aggregate principal amount of the Notes (the “Initial Notes”) that may be initially authenticated and delivered under the Indenture shall be $500,000,000 of Notes. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same forms and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the Notes previously outstanding. Any Additional Notes and the Initial Notes shall constitute a single Series of Securities under the Indenture, including for purposes of voting and redemptions, and all references to the “Notes” shall include the Initial Notes and any Additional Notes, unless the context otherwise requires, provided, however, that a separate CUSIP or ISIN shall be issued for the Additional Notes, unless the Initial Notes and the Additional Notes are fungible for U.S. federal income tax purposes. Such Additional Notes will also be guaranteed by the Guarantor (with the same ranking as the Note Guarantee for the Initial Notes). The aggregate principal amount of the Additional Notes that may be issued shall be unlimited.

(3)    The entire outstanding principal of the Notes shall be payable on September 17, 2025.

(4)    The rate at which the Notes shall bear interest shall be 1.400% per year. The date from which interest shall accrue on the Notes shall be September 18, 2020, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for each of the Notes shall be March 17 and September 17 of each year, beginning March 17, 2021. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the March 2 and September 2 prior to each Interest Payment Date (whether or not a Business Day). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

(5)    The Notes shall be issuable in whole in the form of one or more registered Global Notes, and the Depositary for such Global Notes shall be The Depository Trust Company, New York, New York (“DTC”). The Notes shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference. The Notes shall be denominated and payable in Dollars and shall be issuable in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(6)    The Notes may be redeemed at the option of the Company or the Guarantor prior to the Maturity date, as provided in Article III of the Base Indenture and under the caption “Optional Redemption” in the Notes.

(7)    The Notes will not have the benefit of any sinking fund.

(8)    Except as provided in Sections 1.3 and 1.5 hereof, the Holders of the Notes shall have no special rights in addition to those provided in the Base Indenture upon the occurrence of any particular events.

(9)    The Notes will be senior unsecured obligations of the Company and will rank equally and ratably in right of payment to all of the Company’s other unsecured indebtedness.

(10)    The Notes are not convertible into shares of common stock or other securities of the Company.

(11)    The restrictive covenants set forth in Article IV of the Base Indenture shall be applicable to the Notes.

(12)    The Notes shall be issued as Unrestricted Securities.

Section 1.3.    Transfer and Exchange.

1.3.1    Transfer and Exchange of Global Notes. This Section 1.3.1 replaces the second paragraph of Section 2.14.2 of the Base Indenture with respect to the Notes only.

Except as provided in Section 2.14.2 of the Base Indenture, a Global Note may not be transferred except as a whole by the Depositary with respect to such Global Note to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary; however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.7 of the Base Indenture, as amended by Section 1.3.5.

1.3.2    Transfer and Exchange of Beneficial Interests in the Global Notes. This Section 1.3.2 shall apply with respect to the Notes only.

The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of the Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (a) or (b) below, as applicable, as well as one or more of the other following subparagraphs, as applicable.

(a)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 1.3.2(a).

(b)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 1.3.2(a) above, the transferor of such beneficial interest must deliver to the Registrar either:

(i)    both:

(1)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)    instructions given by the Depositary in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(ii)    both:

(1)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 1.3.4 of this First Supplemental Indenture.

1.3.3    Transfer and Exchange of Certificated Notes for Certificated Notes. This Section 1.3.3 shall apply with respect to the Notes only.

Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section 1.3.3, the Registrar will register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, reasonably required by the Registrar.

1.3.4    Cancellation and/or Adjustment of Global Notes. This Section 1.3.4 shall apply with respect to the Notes only.

At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.12 of the Base Indenture. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interests in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

1.3.5    General Provisions Relating to Transfers and Exchanges. This Section 1.3.5 shall replace Section 2.7 of the Base Indenture with respect to the Notes only.

(a)    To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Certificated Notes upon receipt of a Company Order in accordance with Section 2.3 of the Base Indenture.

(b)    No service charge will be made to a holder of a beneficial interest in a Global Note, a Holder of a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp duty, stamp duty reserve tax, documentary, transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.6 or 9.6 of the Base Indenture).

(c)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)    All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(e)    Neither the Registrar nor the Company will be required:

(i)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.2 of the Base Indenture, as amended by this First Supplemental Indenture, and ending at the close of business on the day of selection;

(ii)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii)    to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

1.3.6    Holders. This Section 1.3.6 shall replace Section 2.14.6 of the Base Indenture with respect to the Notes only.

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest and Additional Amounts, if any, on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

Section 1.4.    Legend. This Section 1.4 shall replace Section 2.14.3 of the Base Indenture with respect to the Notes only.

The following legend will appear in substantially the following form on the face of each Global Note issued under the Indenture unless specifically stated otherwise in the applicable provisions of the Indenture.

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 1.3 OF THE FIRST SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 1.3 OF THE FIRST SUPPLEMENTAL INDENTURE, (3) THIS

GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT TO A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN, BY A CUSTODIAN OR A NOMINEE OF SUCH CUSTODIAN TO A DEPOSITARY OR TO ANOTHER NOMINEE OR CUSTODIAN OF SUCH DEPOSITARY, OR BY SUCH CUSTODIAN OR DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR CUSTODIAN OR A NOMINEE THEREOF. ACCORDINGLY, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

Section 1.5.    Note Guarantee.

1.5.1    Guarantee.

(a)    Subject to this Section 1.5.1, the Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:

(i)    the principal of, premium on, if any, and interest, if any, on, the Notes and all other amounts payable by the Company under the Indenture will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay the same immediately. The Guarantor agrees that its Note Guarantee is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantor hereby agrees that its obligations under its Note Guarantee are unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes or the Trustee with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Note Guarantee will not be discharged with respect to the Notes except by complete performance of the obligations contained in the Notes and the Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantor or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantor, any amount paid either to the Trustee or such Holder, the Guarantor’s Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    The Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders with respect to the Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby with respect to the Notes. The Guarantor further agrees that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI of the Base Indenture for the purposes of the Guarantor’s Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Base Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantor for the purpose of the Guarantor’s Note Guarantee.

1.5.2    Limitation on Guarantor Liability. The Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of the Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantor hereby irrevocably agree that the obligations of the Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the obligations of the Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

1.5.3    Execution and Delivery of Note Guarantee. The terms of the Note Guarantee set forth in Section 1.5.1 do not require the Guarantor to evidence its Note Guarantee through any notation of such Note Guarantee endorsed by an Officer of the Guarantor on each Note authenticated and delivered by the Trustee. This First Supplemental Indenture will be executed on behalf of the Guarantor by one of its Officers.

The Note Guarantee set forth in Section 1.5.1 hereof will remain in full force and effect without any requirement to endorse on each Note a notation of such Note Guarantee.

If an Officer of the Guarantor whose signature is on this First Supplemental Indenture no longer holds that office at the time the Trustee authenticates any Note, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof, will constitute due delivery of the Note Guarantee set forth in this First Supplemental Indenture on behalf of the Guarantor.

1.5.4    Releases.

Upon legal defeasance or covenant defeasance with respect to the Notes in accordance with Article VIII of the Base Indenture or satisfaction and discharge of the Indenture, the Guarantor will be released and relieved of any obligations with respect to the Notes under its Note Guarantee to the extent set forth in the Indenture.

If the Guarantor is not released from its obligations under its Note Guarantee as provided in this Section 1.5.4 the Guarantor will remain liable for the full amount of principal of, premium on, if any, and interest, if any, on, the Notes and for the other obligations of the Guarantor under the Indenture as provided in this Section 1.5.

ARTICLE II

MISCELLANEOUS

Section 2.1.    Definitions.

Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

Section 2.2.    Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and any applicable indentures supplemental thereto shall be read, taken and construed as one and the same instrument with respect to the Notes.

Section 2.3.    Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES AND THE NOTE GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES OR THE NOTE GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 2.4.    Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.5.    Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.6.    No Benefit.

Nothing in this First Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Notes, any benefit or legal or equitable rights, remedy or claim under this First Supplemental Indenture or the Base Indenture.

Section 2.7.    No Responsibility of the Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of the Notes, the Note Guarantee or this First Supplemental Indenture. The recitals contained herein shall be taken as the statements solely of the Company or the Guarantor, and the Trustee assumes no responsibility for correctness thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed all as of the day and year first above written.

SCHLUMBERGER FINANCE CANADA LTD.

By:	/s/ Tatyana A. Lambert
Name: Tatyana A. Lambert
Title: Treasurer

SCHLUMBERGER LIMITED

By:	/s/ Claudia Jaramillo
Name: Claudia Jaramillo
Title: Vice President and Treasurer

First Supplemental Indenture

The Bank of New York Mellon as Trustee, Registrar, Paying Agent and Transfer Agent

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

First Supplemental Indenture

EXHIBIT A

FORM OF 1.400% SENIOR NOTES DUE 2025

[Insert the Global Note Legend]

1.400% SENIOR NOTES DUE 2025

No. [ ]	$[ ]

CUSIP: 80685X AC5

ISIN: US80685XAC6

SCHLUMBERGER FINANCE CANADA LTD.

promises to pay to Cede & Co., or registered assigns, the principal sum of [    ] Dollars on September 17, 2025 (as modified by the Schedule of Increases and Decreases in the Global Note attached hereto).

Interest Payment Dates: March 17 and September 17

Record Dates: March 2 and September 2 (whether or not a Business Day)

Each holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such holder’s behalf to be bound by such provisions. Each holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture, or be valid or become obligatory for any purpose, until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed in accordance with the Indenture.

Date: [    ]

SCHLUMBERGER FINANCE CANADA LTD.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 1.400% Senior Notes due 2025 issued by Schlumberger Finance Canada Ltd. of the Series designated therein referred to in the within-mentioned Indenture.

Date: [    ]

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Signatory

Schlumberger Finance Canada Ltd.

1.400% Senior Notes due 2025

This note is one of a duly authorized Series of debt securities of Schlumberger Finance Canada Ltd., a corporation incorporated under the laws of the Province of Alberta, Canada (the “Company”), issued or to be issued in one or more Series under and pursuant to an Indenture for the Company’s debentures, notes or other debt instruments evidencing its indebtedness, dated as of September 18, 2020 (the “Base Indenture”), duly executed and delivered by and among the Company, Schlumberger Limited, a corporation with limited liability governed by the laws of Curaçao (the “Guarantor”) and The Bank of New York Mellon as trustee (the “Trustee”), registrar, paying agent and transfer agent, as supplemented and amended by the First Supplemental Indenture, dated as of September 18, 2020 (the “First Supplemental Indenture”), by and among the Company, the Guarantor and the Trustee. The Base Indenture as supplemented and amended by the First Supplemental Indenture is referred to herein as the “Indenture.” By the terms of the Base Indenture, the debt securities issuable thereunder are issuable in Series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This note is one of the Series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Company and the Holders of the Notes (the “Holders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Indenture.

1.    Interest. The rate at which the Notes shall bear interest shall be 1.400% per year. The date from which interest shall accrue on the Notes shall be September 18, 2020, or the most recent Interest Payment Date to which interest has been paid or provided for. The Interest Payment Dates for the Notes shall be March 17 and September 17 of each year, beginning March 17, 2021. Interest shall be payable on each Interest Payment Date to the Holders of record at the close of business on the March 2 and September 2 prior to each Interest Payment Date (whether or not a Business Day). The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

2.    Method of Payment. The Company will pay interest on the Notes (except defaulted interest), if any, to the persons in whose name such Notes are registered at the close of business on the regular record date referred to on the facing page of this Note for such interest payment. In the event that the Notes or a portion thereof are called for redemption and the Redemption Date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on such Notes will be paid upon presentation and surrender of such Notes as provided in the Indenture. The principal of and the interest on the Notes shall be payable in Dollars, at the office of the Paying Agent maintained for that purpose in accordance with the Indenture, or at the Company’s option, by check mailed to the address of the registered Holder or, with respect to any Global Note or upon application by the Holder of a Certificated Note to the specified office of any Paying Agent not less than 15 days before the due date of any payment, by wire transfer to a U.S. dollar account.

3.    Registrar, Paying Agent, and Transfer Agent. Initially, The Bank of New York Mellon will act as Registrar; the initial Paying Agent will be The Bank of New York Mellon, in New York; the initial Transfer Agent will be The Bank of New York Mellon, in New York. The Company may change or appoint any Registrar, Paying Agent or Transfer Agent without notice to any Holder.

4.    Indenture. The Notes are senior unsecured obligations of the Company and constitute the Series designated on the face hereof as the “1.400% Senior Notes due 2025”, initially limited to $500,000,000 in aggregate principal amount. The Company will furnish to any Holders upon written request and without charge a copy of the Base Indenture and the First Supplemental Indenture. Requests may be made to: Schlumberger Limited, 5599 San Felipe Street, 17th Floor, Houston, Texas 77056, Attention: Vice President and Treasurer.

5.    Optional Redemption. At the Company’s option, the Notes may be redeemed or purchased, in each case, in whole or in part at any time or from time to time prior to the Stated Maturity of the Notes, as provided in Article III of the Base Indenture, Section 1.2 of the First Supplemental Indenture and in this Section 5.

Prior to August 17, 2025 (one month prior to their Maturity date), the Notes may be redeemed in whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of:

(a)    100% of the principal amount of such Notes then outstanding, and

(b)    the sum of the present values of the remaining scheduled payments of principal and interest on such Notes to be redeemed that would have been payable in respect of such Notes calculated as if the Maturity date of such Notes was August 17, 2025 (one month prior to their Maturity date) (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to (but not including) the Redemption Date.

“treasury rate” means, with respect to any Redemption Date:

(a)    the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designed “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption

“Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or

(b)    if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such Redemption Date.

The treasury rate will be calculated on the third Business Day preceding the Redemption Date.

Notwithstanding the foregoing, beginning on August 17, 2025 (one month prior to their Maturity date), the Notes are redeemable at the Company’s option, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount being redeemed to (but not including) the Redemption Date.

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having an actual or interpolated maturity comparable to the remaining term (“remaining life”) of the Notes to be redeemed (assuming that such Notes to be redeemed matured on August 17, 2025) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes (assuming that such Notes matured on August 17, 2025).

“comparable treasury price” means (1) the average of four reference treasury dealer quotations for such Redemption Date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by the Company.

“reference treasury dealer” means (1) BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC or Morgan Stanley & Co. LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute therefor another primary treasury dealer, and (2) any other primary treasury dealer selected by the independent investment banker after consultation with the Company.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any Redemption Date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (express in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

For the avoidance of doubt, the Trustee shall have no obligation to determine or calculate any rate, price or amount in respect of any optional redemption under the Indenture.

The Notes will not have the benefit of any sinking fund.

6.    Denominations, Transfer, Exchange. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

7.    Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

8.    Repayment to the Company. The Trustee and the Paying Agent shall promptly pay to the Company upon written request any excess money or Government Obligations (or proceeds therefrom) held by them at any time upon the written request of the Company.

Subject to the requirements of any applicable abandoned property laws, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal, premium (if any), interest or any Additional Amounts that remains unclaimed for two years after the date upon which such payment shall have become due. After payment to the Company, Holders entitled to the money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person, and all liability of the Trustee and the Paying Agent with respect to such money shall cease.

9.    Amendment, Supplements and Waivers. Without the consent of any Holder of Notes, the Company, the Guarantor and the Trustee may amend or supplement the Indenture, the Notes or the Note Guarantee in certain circumstances, including: (a) to cure any ambiguity, omission, defect or inconsistency; (b) to provide for the assumption of the Company’s obligations under the Indenture and the Notes or the Guarantor’s obligations under the Note Guarantee by a successor upon any merger, consolidation or asset transfer or to provide for the assumption of the Company’s obligations under the Indenture and the Notes by a Subsidiary of the Guarantor in accordance with Section 5.2 of the Base Indenture; (c) to provide for uncertificated Notes in addition to or in place of Certificated Notes; (d) to provide any security for or guarantees of the Notes or for the addition of an additional obligor on the Notes; (e) to comply with any requirement to effect or maintain the qualification of the Indenture under the TIA; (f) to add covenants that would benefit the Holders of the outstanding Notes or to surrender any rights the Company has under the Indenture; (g) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination will not become effective with respect to any outstanding Notes created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; (h) to provide for the issuance of and establish forms and terms and conditions of a new series of debt securities; (i) to issue additional Notes, provided that such additional Notes have the same terms as, and will be deemed part of the same series as, the Notes to the extent required under the Indenture; (j) to evidence and provide for the acceptance and appointment of a successor trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as are necessary to provide for or facilitate the administration of the trust by more than one trustee; (k) to add additional Events of Default with respect to Notes; and (l) to make any change that does not adversely affect any of its outstanding Notes in any material respect. The Holders of a majority in principal amount of the outstanding Notes issued by the Company may waive any existing or past Default or Event of Default with respect to those Notes. Notwithstanding the foregoing, those Holders may not, however, waive any Default or Event of Default in any payment on any Note. It will not be necessary for the consent of the Holders to approve the particular form of any proposed supplement, amendment or waiver, but it will be sufficient if such consent approves the substance of it.

The Indenture or the Notes or the Note Guarantee may be amended or supplemented, and waivers may be obtained, with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, such Notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Additional Amounts, if any, on, such Notes, except a payment Default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes or the Note Guarantee may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such Notes) (other than in respect of a provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Note affected thereby).

10.    Defaults and Remedies. If an Event of Default for the Company’s Notes occurs and is continuing (other than an Event of Default referred to in Section 6.1(f) or (g) of the Base Indenture), the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may require the Company to pay immediately the principal amount plus accrued and unpaid interest on such Notes. If an Event of Default referred to in Section 6.l(f) or (g) of the Base Indenture occurs with respect to the Company (or with respect to the Guarantor), the principal amount plus accrued and unpaid interest on the Company’s Notes will become immediately due and payable without any action on the part of the Trustee or any Holder.

11.    Trustee May Hold Notes. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. However, the Trustee is subject to Sections 7.10 and 7.11 of the Base Indenture.

12.    No Personal Liability of Directors, Officers, Employees and Certain Others. No director, officer, employee, incorporator or similar founder, stockholder or member of the Company or the Guarantor, as such, will have any liability for or any obligations of the Company or the Guarantor under the Indenture or the Notes, or the Note Guarantee or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

13.    Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

14.    Authentication. This Note shall not be valid until the Trustee signs, by manual, facsimile or electronic signature, the certificate of authentication attached to the other side of this Note.

15.    Additional Amounts. The Company is obligated to pay Additional Amounts on this Note to the extent provided in the Indenture.

16.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM(= tenants in common), TEN ENT(= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Governing Law. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE NOTE GUARANTEE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. Sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint ____________________________________________________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee))

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE

The following increases and decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Registrar

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